Exhibit 99.1

Timberline Appoints David Poynton as Director

August 30, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline”) is pleased to announce that Mr. David Poynton has joined Timberline’s Board of Directors.  Mr. Poynton brings over 30 years of experience with the mining industry, including the private practice of law, his partnership in a law firm affiliated with Ernst & Young LLP, and recently as a senior executive of two TSX Venture Exchange-listed mining companies.

Paul Dircksen, Timberline’s Executive Chairman, said, “We have known and worked with David on various matters over the years, and it is a pleasure to now welcome him to our Board of Directors.  He brings unique credentials to us, including valuable experience with the Canadian capital markets and legal environment.  We will be working closely with David to execute our Toronto capital markets strategy, and we welcome him to our team.”

Mr. Dircksen added, “Having recently completed our acquisition of the South Eureka property in Nevada, Timberline is focused on capitalizing on our expertise in exploration and development, advancing programs at South Eureka and elsewhere, and on our Butte Highlands JV where we are targeting gold production in 2011.  With the advancement of these projects, and the positive results at our wholly-owned drilling subsidiary, all supported by robust metal prices, we see a time of exciting growth for Timberline.  As a result, we will be executing a new plan for marketing and capital markets awareness for the company.  We are currently reviewing and refining our corporate priorities for actively and aggressively growing the company and creating value for our shareholders.”

In connection with his appointment, Mr. Poynton has been granted 100,000 options to acquire common shares of Timberline at an exercise price equal to the fair market value of the stock at the time of the grant of US$1.10 per share, vesting immediately, and with a term of five years.  Timberline also entered into an agreement with a company controlled by Mr. Poynton to provide consulting services.

In addition, Timberline announced that it has granted a total of 1,285,000 options to officers, directors and employees of the Company pursuant to its incentive stock option plan.  The options have an exercise price equal to the fair market value of the stock at the time of the grant of  US$0.82 per share, vested immediately, and have a term of five years.

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline has commenced an aggressive exploration program at its South Eureka property, a large drill-

tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  The exploration program includes a review of existing data, additional mapping and sampling, geochemistry and geophysics, 30,000 feet of RC drilling, 5,000 feet of diamond core drilling, and metallurgical testing in order to further define the preliminary economics of the project.

In addition, Timberline has two other business units.  First, the company has a 50% carried to production interest at the Butte Highlands Gold Project which is currently in development and targeted to begin gold production in 2011.  Work is currently underway at the project with underground development, underground drilling, and a surface exploration program to further develop and confirm the extent of the mineralization.

Secondly, Timberline owns a contract core drilling subsidiary, Timberline Drilling, which focuses on underground core drilling at operating mines and advanced development projects, and also provides surface diamond drilling for exploration projects.  This operation provides a steady revenue stream to the company and continues to successfully contribute to the company.

Finally, Timberline is a significant shareholder in Rae-Wallace Mining Company which holds eight prospective gold properties in Peru.  Rae Wallace has recently announced a funding and strategic partnership with Fronteer Gold Inc. of Vancouver, Canada.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor it Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859